Exhibit 10.1

TV Guide Annual Bonus Plan

Purpose and Plan Objectives

The TV Guide Annual Bonus Plan (the “Plan”) is an incentive compensation policy adopted by Gemstar-TV Guide International, Inc. (together with any subsidiary employing Plan participants, the “Company”) with respect to each fiscal year ending December 31 (each, a “Plan Year”). The Plan is designed to:

1.	Support a pay-for-performance bonus program that differentiates bonus amounts among eligible employees based on their individual performance, the financial performance of their relevant business unit and the financial performance of the Company as a whole.

2.	More specifically align the performance goals and incentive compensation of eligible participants with the strategic direction and financial performance of the Company.

3.	Attract and retain talented employees through a bonus plan that rewards outstanding individual, business unit and corporate performance.

Plan Design

The Plan is structured to provide incentive compensation based on the achievement of predetermined corporate objectives, business unit objectives and individual performance goals. Any bonus is awarded on an annual basis for a performance period covering the previous calendar year. A bonus is expected to be paid in cash within 75 days following the end of each Plan Year. All bonuses are considered supplemental pay and are taxable by law, including Federal, state and FICA taxes. Annual bonus targets range up to 50% of base pay and participants can receive more or less than their bonus target based on performance.

Eligibility

Only full time employees of the Company and its controlled affiliates are eligible to participate in the Plan. To be eligible, participants must have been hired prior to November 15 of the applicable Plan Year and must be ineligible for sales compensation or any other department-sponsored incentive program.

New Hires: Awards for employees hired between February 1 and November 15 of the applicable Plan Year will be prorated for the number of months of active employment during the period.

Transfers/Promotions: Employees transferred or promoted during a Plan Year to a position with a different Target Award Percentage and/or Annual Base Salary will have their award prorated for the number of months active in each respective position. The Economic Component of Bonus Awards for employees transferred between business units (including Corporate) before November 15 will be determined on a pro rata basis with (a) any Bonus Award for the pre-transfer period determined based on the achievement of the EPIs (as defined below) specified for the original applicable business unit and (b) any Bonus Award for the post-transfer period determined based on the achievement of the EPIs for the new applicable business unit, or solely based on the Company EPIs in the event the Company more fully achieves its EPIs than the applicable business unit. If an employee is transferred or promoted from a position that is not eligible for participation in the Plan to an eligible position before November 15 of a Plan Year, such an employee will be treated as a new hire for purposes of the Plan.

Leaves of Absence: If a participant takes a leave of absence, the Compensation Committee may within its sole discretion reduce any Award on a pro rata basis to reflect the period of time the participant was on leave.

Time of Payment: All Awards will be accrued and paid no later than 75 days following the end of the applicable Plan Year. Participants must be employed by the Company through the payment date for the applicable Plan Year in order to be eligible to receive any award for that Plan Year. No award shall be deemed earned until the payment date.

Miscellaneous: Notwithstanding the preceding paragraph, if a participant’s employment is terminated by the Company for reasons other than for fraud or misconduct, the Compensation Committee shall have absolute discretion to determine if the participant will remain eligible to receive a Bonus Award, which Bonus Award, if awarded, shall be prorated for the portion of the Plan Year during which the participant was employed by the Company. If a participant voluntarily resigns from employment or the participant’s employment is terminated by the Company for fraud or misconduct, in each case prior to the payment of any bonus award that may otherwise have been paid under the Plan, the participant will have no right to receive any Bonus Awards whatsoever.

Plan Criteria

Target Award Percentage and Target Award: Depending on the category and level of the participant, a Target Award Percentage is assigned to each participant. The Target Award Percentage ranges up to 50%. The Target Award is determined by multiplying a participant’s Target Award Percentage by the participant’s Annual Base Salary in a Plan Year (calculated as the average annual base salary over the course of the Plan Year, excluding any bonuses, other incentive compensation and/or fringe benefits).

Components of the Bonus Award: The actual bonus awarded to a participant is called a Bonus Award and is based on the Target Award and the following criteria:

1.	Individual Component (50-60%). A range of between 50% and 60% of a participant’s Bonus Award (based on the participant’s level) will be based upon the participant’s performance review and achievement of specific individual goals established by the Company for the Plan Year. Each managing head of a business unit will be allotted an aggregate Bonus Award budget assuming that each participant within the business unit will be awarded 100% of the Individual Component of their Target Award. While any participant’s Individual Component award may exceed 100% of the Individual Component target, the managing heads’ overall assignment of Individual Component awards for a respective business unit must not exceed 100% of the Individual Component target for the entire business unit.

2.	Economic Component (40-50%). The Economic Component is based upon achievement of economic performance objectives of the Company and/or Business Unit, and will represent a range of between 40% and 50% of the Bonus Award (based on the participant’s level). The Economic Component will be allocated among and measured against Company EBITDA, Company revenue, Business Unit EBITDA and Business Unit revenue (each an “Economic Performance Indicator” or “EPI”), as appropriate for the participant’s bonus category. A participant is eligible to be awarded the Economic Component based on the percentage by which the applicable Plan Year actual revenue and actual EBITDA numbers meet or exceed the applicable Budgeted EBITDA and revenue numbers for the Plan Year. The Economic Component is calculated on a sliding straight line scale, beginning at 80%, with the maximum Economic Component equal to 120% of the targeted amount. If the minimum 80% threshold is not met for any one of the Economic Performance Indicators, then the specific Economic Performance Indicator which has not been met will not be paid out.

Bonus eligible employees who focus on generating revenue such as Affiliate Sales, Ad Sales and Licensing will have their business unit targets tied only to revenue, subscriber, new customer and/or licenses/product sales which will be determined and approved by the CEO.

In order to preserve the incentive features of this Plan, and otherwise serve the best interests of the Company, the Compensation Committee has the sole discretion to modify or amend any Economic Performance Indicator at any time because of unusual, extraordinary or non-recurring circumstances.

The Economic Performance Indicators shall be determined by the Compensation Committee in its sole discretion based upon the Company’s approved budget for the Plan Year.

Additional Bonus Pool

In addition to the regular Bonus Awards determined in accordance with this Plan, an Additional Bonus Pool of up to 5% of the total dollar amount of the aggregate Target Awards for all Plan participants may be established, at the request of the CEO with the approval of the Compensation Committee, to reward extraordinary efforts of deserving employees. Any amounts awarded to individual employees will be based on the recommendation of the CEO and approved by the Compensation Committee. In all events, the aggregate annual awards under the Plan will be limited to the regular Bonus Awards and awards from the Additional Bonus Pool authorized by the Compensation Committee.

Miscellaneous

Administration: The Compensation Committee has the full power, authority and discretion to construe, interpret and administer this Plan. The Compensation Committee may delegate its authority under the Plan to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this Plan, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.

Eligibility for and the amount and type of compensation under the Plan are solely at the discretion of the Company’s Compensation Committee and are not guaranteed under any circumstances, nor do they represent an employment contract. The Compensation Committee may award a bonus greater or less than the specified payout amount under the Plan.

Amendment: The Compensation Committee, in its sole discretion, may, at any time, amend, modify, suspend or terminate this Plan, including the right to suspend or eliminate some or all payments under this Plan at any time.

Assignment: Except as otherwise determined by the Compensation Committee, with the exception of transfer by will or the laws of descent and distribution, no Award shall be assignable or transferable and, during the lifetime of the participant, any payment in respect of any Award shall be made only to the participant.

Applicable Law: This Plan shall be governed by the laws of the State of California.

No Employment Rights: Nothing contained in this Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any participant any right to continue in the employ of, or to continue any other relationship with, the Company (or any subsidiary of the Company) or limit in any way the right of the Company to terminate a participant’s employment or other relationship at any time. Similarly, (i) if the participant does not have a written employment agreement that has been approved and authorized by the Company, then nothing contained in this Plan shall alter the participant’s at-will employment status or the right of the Company to discharge any of its employees with or without cause and (ii) if the participant does have a written employment agreement that has been approved and authorized by the Company, then nothing contained in this Plan shall alter the terms of such agreement.

Plan Unfunded: This Plan is unfunded. To the extent that any participant or any other person acquires a right to receive payments or distributions under this Plan, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant or any other person.